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       Contact:  David Lilly / Kimberly Kriger     William Gray
                 Kekst and Company                 Carver Bancorp, Inc.
                 (212) 521-4800                    (212) 360-8840

              CARVER BANCORP, INC. REVISES SECOND QUARTER EARNINGS

NEW YORK, NEW YORK, NOVEMBER 15, 2004 - Carver Bancorp, Inc. (the "Company" or "Carver") (AMEX: CNY), today announced that in conjunction with the filing of its Form 10-Q it is revising its previously announced results for the three-month period ending September 30, 2004. These revisions, and others provided in the tables below, were solely a result of a further decline in the market value of the 150,000 shares of common stock of Independence Federal Savings Bank owned by Carver. The revised results are reported below and in the Company's quarterly report filed on Form 10-Q.

The Company is revising its second quarter net income available to common stockholders from $434,000 to $206,000, diluted earnings per share from $0.19 to $0.09 and efficiency ratio from 86.75% to 92.58%. An additional $368,000 impairment charge deemed other than temporary, for a total of $1.5 million for the second fiscal quarter, was recognized.

The following tables provide revised financial information for the quarter ended September 30, 2004, based upon the items described above, from the October 28, 2004 earnings release (all amounts are in thousands except per share information).


   FINANCIAL CONDITION DATA                       Revised         Original
   AT SEPTEMBER 30, 2004                        Information      Information
                                                -----------      -----------

   Total securities                              $ 157,023        $ 157,390
   Total assets                                    580,423          580,790
   Total liabilities                               534,919          535,059
   Total stockholders' equity                    $  45,504        $  45,731

   OPERATIONS DATA FOR THE
   QUARTER ENDED
   SEPTEMBER 30, 2004

   Impairment of securities                      $  (1,472)       $  (1,104)
   Total non-interest income                           830            1,198
   Income before taxes                                 406              774
   Income taxes                                        151              291
   Net income                                          255              483
   Net income available to common stockholders         206              434
   Earnings per share basic                      $    0.09        $    0.19
   Earnings per share diluted                    $    0.09        $    0.19

   PERFORMANCE RATIOS AND YIELDS
   Return on average assets                         0.18%            0.34%
   Return on average equity                         2.23%            4.22%
   Efficiency ratio                                92.58%           86.75%




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Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest publicly-traded African- and Caribbean-American run bank in the United States, operates seven full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.
           ------------------

STATEMENTS CONTAINED IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "SHOULD," "WILL," "WOULD," "COULD," "MAY," "PLANNED," "ESTIMATED," "POTENTIAL," "OUTLOOK," "PREDICT," "PROJECT" AND SIMILAR TERMS AND PHRASES, INCLUDING REFERENCES TO ASSUMPTIONS. FORWARD-LOOKING STATEMENTS ARE BASED ON VARIOUS ASSUMPTIONS AND ANALYSES MADE BY THE COMPANY IN LIGHT OF MANAGEMENT'S EXPERIENCE AND ITS PERCEPTION OF HISTORICAL TRENDS, CURRENT CONDITIONS AND EXPECTED FUTURE DEVELOPMENTS, AS WELL AS OTHER FACTORS BELIEVED TO BE APPROPRIATE UNDER THE CIRCUMSTANCES. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD RESULT IN MATERIAL VARIATIONS INCLUDE, WITHOUT LIMITATION, THE COMPANY'S SUCCESS IN IMPLEMENTING ITS INITIATIVES, INCLUDING EXPANDING ITS PRODUCT LINE, ADDING NEW BRANCHES AND ATM CENTERS, SUCCESSFULLY RE-BRANDING ITS IMAGE AND ACHIEVING GREATER OPERATING EFFICIENCIES; INCREASES IN COMPETITIVE PRESSURE AMONG FINANCIAL INSTITUTIONS OR NON-FINANCIAL INSTITUTIONS; LEGISLATIVE OR REGULATORY CHANGES WHICH MAY ADVERSELY AFFECT THE COMPANY'S BUSINESS OR INCREASE THE COST OF DOING BUSINESS; TECHNOLOGICAL CHANGES WHICH MAY BE MORE DIFFICULT OR EXPENSIVE THAN WE ANTICIPATE; CHANGES IN INTEREST RATES WHICH MAY REDUCE NET INTEREST MARGINS AND NET INTEREST INCOME; CHANGES IN DEPOSIT FLOWS, LOAN DEMAND OR REAL ESTATE VALUES WHICH MAY ADVERSELY AFFECT THE COMPANY'S BUSINESS; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES WHICH MAY CAUSE THE COMPANY'S CONDITION TO BE PERCEIVED DIFFERENTLY; LITIGATION OR OTHER MATTERS BEFORE REGULATORY AGENCIES, WHETHER CURRENTLY EXISTING OR COMMENCING IN THE FUTURE, WHICH MAY DELAY THE OCCURRENCE OR NON-OCCURRENCE OF EVENTS LONGER THAN ANTICIPATED; THE ABILITY OF THE COMPANY TO ORIGINATE AND PURCHASE LOANS WITH ATTRACTIVE TERMS AND ACCEPTABLE CREDIT QUALITY; AND GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR LOCALLY IN SOME OR ALL AREAS IN WHICH THE COMPANY DOES BUSINESS, OR CONDITIONS IN THE SECURITIES MARKETS OR THE BANKING INDUSTRY WHICH COULD AFFECT LIQUIDITY IN THE CAPITAL MARKETS, THE VOLUME OF LOAN ORIGINATION, DEPOSIT FLOWS, REAL ESTATE VALUES, THE LEVELS OF NON-INTEREST INCOME AND THE AMOUNT OF LOAN LOSSES. THE FORWARD-LOOKING STATEMENTS CONTAINED WITHIN HEREIN ARE MADE AS OF THE DATE OF THIS REPORT, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, CHANGES IN ASSUMPTIONS OR CHANGES IN OTHER FACTORS AFFECTING SUCH FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS WHY ACTUAL RESULTS COULD DIFFER FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. YOU SHOULD CONSIDER THESE RISKS AND UNCERTAINTIES IN EVALUATING FORWARD-LOOKING STATEMENTS AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS.


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